Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2007

Contacts:	Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM COMPLETES ACQUISITIONS OF MOUNTAIN BANK

HOLDING COMPANY AND TOWN CENTER BANCORP

TACOMA, Washington—Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced the completion of its acquisitions of Mountain Bank Holding Company, the parent company of Mt. Rainier National Bank, and Town Center Bancorp, the parent company of Town Center Bank. Shareholders of both organizations overwhelmingly approved the transactions, and all regulatory approvals have been received. With the completion of the mergers, Columbia’s total assets approach $3 billion, with 53 branches in nine counties in Washington and Oregon.

Melanie J. Dressel, President and Chief Executive Officer of Columbia said, “We are delighted to welcome Mt. Rainier and Town Center customers, employees and shareholders to the Columbia family. We are joining forces with two well-run, profitable organizations that have strong cultural similarities, talented management and employees, and the same dedication to the best possible customer service. As we expand our geographic footprint into adjacent markets, we are moving significantly closer to our goal of becoming a Pacific Northwest regional community bank.”

Effective today, Mt. Rainier National Bank has been merged into Columbia State Bank, a subsidiary of Columbia Banking System, and will do business as Mt. Rainier Bank. Mt. Rainier Bank has seven locations in Washington, including Enumclaw, Buckley, Black Diamond, Auburn, Maple Valley, Sumner, and Federal Way. Town Center Bank has been merged into Columbia State Bank, adding five Oregon locations in the North Clackamas and Northeast Portland area.

About Columbia

Columbia Banking System, Inc. is a 53-branch Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank; with completion of the mergers, Columbia Bank has 48 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties in Washington State, and Clackamas and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 7 branches in King and Pierce counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as Columbia’s continued growth. The words “goal,” “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

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